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                                                                    EXHIBIT 12.1


CYPRESS SEMICONDUCTOR CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES - 1994, 1995, 1996, 1997, 1998 AND 1999


                                                     1999       1998       1997      1996       1995       1994
                                                     -----------------------------------------------------------

Earnings before income taxes.....................     95,871   (118,441)  13,139     55,584    164,201    80,179
Quicklogic loss adjustment.......................          0      3,056      343          0          0         0
Minority interest earnings adjustment............          0          0     (450)    (1,539)         0         0
                                                     ------------------------------------------------------------
Adjusted earnings before income taxes............     95,871   (115,385)  13,032     54,045    164,201    80,179
                                                     ------------------------------------------------------------
Fixed Charges:
     Interest expense ...........................      9,617     11,276    8,461      7,743      7,552     4,747
     Bond cost amortization......................      1,034      1,033      241        414        414       278
     Add'l interest of new bond used
      to extinguish old debt.....................          0          0        0          0          0         0
     Interest related to rental
       expense ..................................      6,042      7,300    5,733      3,625      2,576     1,920
                                                     ------------------------------------------------------------
Total fixed charges..............................     16,693     19,609   14,435     11,782     10,512     6,945
                                                     ------------------------------------------------------------
Earnings before income taxes.....................    112,564    (95,776)  27,467     65,827    174,713    87,124
                                                     ------------------------------------------------------------
Ratio of earnings to fixed charges...............       6.74      (4.88)    1.90       5.59      16.62     12.54
                                                     ============================================================